GS FINANCIAL PRODUCTS U.S., L.P.

EXHIBIT 12.1

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                            FOR THE THREE FISCAL MONTHS ENDED    FOR THE NINE FISCAL MONTHS ENDED
                                            ---------------------------------    --------------------------------
                                                                         (Unaudited)
(U.S. dollars in thousands)                 August 29, 1997   August 28, 1998   August 29, 1997   August 28, 1998
                                            ---------------   ---------------   ---------------   ---------------
Earnings:
Income from continuing operations
    before income taxes                             $4,887            $1,618           $12,316            $5,663
Add:  Fixed charges                                  1,961             4,195             5,174            12,960
                                            ---------------   ---------------   ---------------   --------------
Earnings as adjusted                                $6,848            $5,813           $17,490           $18,623

Fixed charges:
Interest expense                                    $1,951            $4,137            $5,154           $12,791
Debt amortization expense                               10                58                20               169
Interest portion of rent expense                         0                 0                 0                 0
                                           ----------------   ---------------   ---------------   --------------
         Total fixed charges                        $1,961            $4,195            $5,174           $12,960

Ratio of earnings to fixed charges                     3.5%              1.4%              3.4%              1.4%


For purposes of computing  the ratio of earnings to fixed  charges,  earnings as adjusted  consist of net income plus income taxes and fixed charges. Fixed charges consist of interest expense and amortization of debt issuance costs.